Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A (File No. 33-27172, 811-5719) of our report dated February 1, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of Dreyfus Stock Index Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the prospectus and “Counsel and Independent Registered Public Accounting Firm" in the statement of additional information.

PricewaterhouseCoopers LLP

New York, New York
April 20, 2005